Exhibit 99.1

MBIA Inc. Reports First Quarter 2008 Financial Results

ARMONK, N.Y.--(BUSINESS WIRE)--MBIA Inc. (NYSE: MBI), the holding company for MBIA Insurance Corporation, today reported a net loss for the first quarter of 2008 of $2.4 billion, compared with net income of $198.6 million during the same period in 2007. The net loss per share for the first quarter of 2008 was $13.03, compared with net income per share of $1.46 in the first quarter of 2007. Operating loss per share, (which is a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures), was $3.01 compared with operating income of $1.48 in the same period of 2007.

MBIA’s insured portfolio, totaling $668 billion at quarter-end, continued to generate substantial revenue in the quarter, even though new business production was off substantially from the same period of the prior year. Total revenue was $741.7 million (before realized and unrealized gains and losses) compared to $738.3 million in last year’s first quarter. MBIA generated operating cash flow of $257.4 million for the three months ended March 31, 2008 compared with $142.1 million for the three months ended March 31, 2007.

The majority of the net loss in the quarter was the result of a pre-tax $3.6 billion unrealized loss on insured credit derivatives, which included $0.8 billion of credit impairments. As discussed below, while the size of this mark-to-market adjustment is attention-getting, the Company does not believe it is representative of actual expected impairments.

“MBIA continues to be a sound financial institution. We have ample liquidity, our balance sheet is built to withstand credit stress levels many multiples of what we’re experiencing now, and our business model is proving that we are adequately capitalized to satisfy any potential claims on our insured portfolio,” said Jay Brown, MBIA Chairman and Chief Executive Officer. “While our operating results this quarter were clearly disappointing, they are consistent with developments in the credit markets.”

The Company filed its financial information on Form 10-Q this morning and will hold a conference call to discuss its first quarter results and other relevant financial information at 2:00 p.m. today. A copy of the 10-Q is available on the SEC Filings page of MBIA’s Web site. The presentation for today's conference call will be posted on MBIA's Web site prior to 2 p.m.

An executive summary and discussion of MBIA’s results and balance sheet position follow:

  Credit Impairment: During the first quarter, MBIA conducted a thorough analysis of its housing-related exposures in order to update its estimates for impairments and loss reserves. As a result of this review, the Company recognized a total of $1.34 billion of pre-tax impairments and loss reserves on its housing-related insured portfolio in the quarter, bringing the cumulative total of incurred pre-tax credit losses for housing-related exposures to $2.15 billion over the past two quarters. The impairments and loss reserves are expressed on a net present value basis and are expected to be paid out over the next four years for direct and multi-sector CDO squared exposures, and up to 30 to 40 years for the Company’s insured multi-sector collateralized debt obligations (“CDOs”). The Company does not anticipate material additional impairment for these exposures in the foreseeable future, unless the U.S. housing and mortgage markets perform materially worse than MBIA is projecting.
  Capital Position and Liquidity: MBIA successfully raised $2.6 billion in the quarter to support its Triple-A ratings, the most raised by any monoline insurer in the current troubled capital market. With the elimination of its shareholder dividend, the holding company, MBIA Inc., has enough cash on hand to cover a multiple of its required cash outflows in 2008, and the asset/liability management business has sufficient cash and assets to cover all of its maturing liabilities in 2008 and beyond. MBIA Insurance Corporation’s liquid assets and operating cash flow are expected to be more than sufficient to cover both current and anticipated future claims payments.
  Ratings Position: In late February, Standard & Poor’s and Moody’s affirmed MBIA’s Triple-A ratings with negative outlooks. At year-end 2007, the Company exceeded Standard & Poor’s target capital requirement by $400 million and met Moody’s minimum requirements for a Triple-A rating but fell short of Moody’s target capital requirement by $1.7 billion. MBIA expects to meet this target over the next two quarters.
  New Business Generation: The Company had very little new business production until its Triple-A ratings were affirmed with negative outlooks by S&P and Moody’s in the last week of February. Since March 1, the Company wrapped 24 new public finance issues (primary market) totaling $9.1 million in Adjusted Direct Premium, or ADP, (a non-GAAP measure), and insured 222 bonds previously purchased by investors (secondary market) for a total of $17.9 million of ADP. The Company expects continued growth in opportunities to write profitable new business.
  Investment Management Services: MBIA’s asset management business continued its new business activities in the quarter, growing its external fee-for-service advisory business by almost $1 billion in assets under management. It also continued to raise funds in the asset/liability management business at advantageous pricing levels, issuing approximately $700 million of investment agreements, signaling continuing strong demand for this product. Total average assets under management for the first quarter, including conduit assets, were $64.6 billion, down 1 percent from $65.4 billion for the first quarter of 2007.

  Unrealized Losses: MBIA reported a pre-tax unrealized loss on insured credit derivatives (mark-to-market) of $3.6 billion in the first quarter, which includes $0.8 billion of credit impairments and which reflects the net present value basis of the amount of the mark-to-market that MBIA expects to pay as actual losses. While attention-getting, the mark-to-market loss is far less reflective of MBIA’s business than credit impairments, and does not accurately indicate actual or expected losses. In addition, mark-to-market losses, except for the impairment, do not affect the insurance company's statutory capital or rating agency capital requirements. Unlike financial institutions with tradable, liquid portfolios of derivative assets and liabilities, MBIA’s contingent insurance liabilities are not typically tradable, and are not subject to acceleration or collateralization. Fair value accounting, however, results in some inappropriate comparisons of MBIA’s position to those of other financial institutions who must transact or collateralize at current market values or who could be subject to accelerated payments. This causes confusion about the true impact of mark-to-market losses on the value of the Company in the current environment. The Company does not expect the full amount of cumulative mark-to-market losses to be realized, except to the extent of the $1.0 billion in impairments estimated to date.
  Disclosures: In order to further facilitate investors’ understanding of its insured portfolio, the Company is substantially increasing its disclosures, including providing sensitivity analysis around key assumptions. With respect to estimates of loss due to the housing downturn, MBIA is providing certain stress estimates as well as the expected amount of losses as recorded in the financial statements.
  Book Value: Financial institutions are typically valued by reference to their book values, as investors’ confidence in the accounting for earnings ebbs and flows. However, in estimating MBIA’s economic value, management believes that investors should adjust MBIA’s GAAP book value to eliminate the impact of uneconomic factors like the unimpaired portion of the mark-to-market. MBIA’s book value excluding the mark-to-market loss, but including all credit impairments, is approximately $24 per share. Adjustments, primarily representing deferred and contracted future premiums, net of a loss provision, add $18 to book value per share. With these adjustments, Analytical Adjusted Book Value(a non-GAAP measure) would be approximately $42 per share, and provides an economic basis for investors to reach their own conclusions about the fair value of the Company.

These issues are discussed in more depth below:

Incurred Credit Losses

MBIA has $668 billion of net par insurance in force, of which 66 percent is on public finance bonds, and 34 percent is on structured financings. Within its structured finance portfolio, it has direct exposure to second mortgages (home equity lines of credit and closed-end second mortgages), and indirect exposure to subprime mortgages through CDOs. MBIA’s residential mortgage-backed securities (“RMBS”) and multi-sector CDO exposures account for only 10 percent of the Company’s net par insured, but they account for essentially all of the economic losses that the Company has sustained in this housing-led economic downturn. MBIA also has $4.2 billion in direct exposure to subprime mortgages. However, the direct subprime mortgage exposure benefits from high subordination levels and the Company does not expect to incur losses on this exposure.

In the mortgage and CDO areas in particular, MBIA, like many market participants, made some underwriting assumptions that have proved inaccurate and led to losses. One of the key assumptions was that past performance is an indication of the future. The prime borrower/second mortgage business has been a quite stable one historically, with expected collateral losses under 5 percent of par, and guarantors’ losses being essentially nil (as a result of over-collateralization and the capture of excess spread). In the portfolio originated in 2006 and 2007, the borrowers’ FICO scores were similar to the past, but there were other material differentiating factors. The increased “layered risk” in these pools arising from low documentation, high loan-to-value ratios and more instances of non-owner occupancy materially changed the nature of the pools and triggered unexpectedly high delinquencies once the refinance market effectively closed in the summer of 2007.

Similarly, after having avoided direct subprime exposure in all but very highly over-collateralized securitizations, the Company underwrote some multi-sector CDOs that contained subprime exposure, relying on the subordination in the CDO structure itself to provide adequate protection. The problem in the multi-sector CDOs arises primarily due to the “inner” ABS CDOs backed by lesser quality subprime collateral. In addition, some of MBIA’s deals are so-called “multi-sector CDO squared” transactions, where a large portion of the collateral is inner CDOs. While most of the collateral in these deals consists of corporate CDOs, 21 to 40 percent is multi-sector CDOs with a high concentration of RMBS collateral. The same protections that work in the Company’s favor for CDOs where MBIA is the control party, work against it in “inner ABS CDOs” where another party has control rights. This has been the dominant source of under-performance and recognized impairments in the multi-sector CDO book of business.

The table below shows pre-tax case activity in multi-sector CDOs and prime second mortgages. The losses are expressed on a net present value basis.

($ millions)	Q4 2007	Q1 2008	Total
Multi-sector CDO squared Impairments	$200	$232	$432
Other Multi-sector CDO Impairments	$0	$595	$595
Prime Second Mortgage Reserves	$614	$510	$1,124
Total	$814	$1,337	$2,151

There is no economic difference between impairments and loss reserves, but in general, insured credit default swaps covering CDOs are subject to mark-to-market accounting, while financial guarantee policies covering RMBS transactions are subject to insurance accounting with loss reserve requirements. For the Company’s CDOs, the income statement reflects the full mark-to-market instead of just the impairment, which is the net present value of the expected claims on MBIA’s policies. For the Company’s RMBS, the loss reserve provision reflects the net present value of expected claims on MBIA’s policies. In both cases, MBIA employs an exacting and rigorous process of identifying and quantifying probable and estimable losses while remaining within the guidelines imposed by relevant accounting standards. In general, the claims payments related to MBIA’s reserves for second mortgage and multi-sector CDO squared transactions will be paid over the next several years, while claims payments on the CDO transactions will stretch out over the next 30 to 40 years.

Between the fourth quarter of 2007 and the first quarter of 2008, MBIA recognized impairments on three multi-sector CDO squared, five high-grade and one mezzanine multi-sector CDO transactions. The high-grade and multi-sector CDO squared transactions have significant proportions of inner ABS CDOs with RMBS collateral. The three impaired multi-sector CDO squared transactions total about $3.4 billion in par, and are about 12 percent impaired on average. About 21 to 40 percent of the collateral in these deals is ABS CDOs, and the Company’s impairment analysis assumes high severity of losses on those inner ABS CDOs. The remaining collateral in those deals is primarily corporate in nature, and it has not seen material credit deterioration. MBIA expects to begin making payments on the impaired multi-sector CDO squared transactions in 2009, with the full amount expected to be paid out over the ensuing four to five years.

Relative to other high-grade deals in MBIA’s portfolio, the five impaired high-grade deals generally have larger “buckets” of inner CDO collateral with high RMBS content that will trigger losses over a long period of time. In these deals, MBIA is the control party, and there are protections built into the structure that enable it to capture substantial cash flows to pay down the senior tranche. In addition, MBIA’s insured credit default swap contracts in these cases mirror financial guarantee policies, which pay timely interest and ultimate principal after defaults. Consequently, interest claims payments will begin on the five impaired high-grade deals in approximately 10 years based on the Company’s projections, and ultimate principal is not due until legal final maturity, generally up to 40 years out. That timing provides more opportunity for collateral performance to improve and for MBIA to pursue remediation opportunities to offset the payments the Company expects to make.

The one mezzanine multi-sector CDO deal that MBIA has reserved for is the only one the Company underwrote in 2007. It has very strong protection levels, including high subordination (still at 25 percent at March 31, 2008, but expected to erode materially over time) and a long-tailed payout pattern (a maximum payment of $473 million in 2051 in the modeled worst case scenario, which has a present value of approximately $60 million using the same yield as the Company’s investment portfolio).

In its impairment analysis, the Company uses a roll-to-loss methodology consistent with the analysis of the Company’s direct subprime exposures that starts with representative loan level data on the RMBS within the CDO (the majority of the collateral) and makes assumptions about the percentage of loans in the performing, 30-, 60- and 90-day delinquency categories to estimate losses. To provide some color on MBIA’s estimates for 2006 and 2007 subprime loans it assumed 25 percent of the current loans, 35 percent of the 30-day, 50 percent of the 60-day and 75 percent of the 90-day delinquency buckets roll to default. The Company also used a 50 percent severity assumption. The default curve utilized was front-loaded, representing high-loss levels in the first 12 to 18 months followed by a return to historical rates. Consequently, the effective cumulative loss on the RMBS originated in 2006 and 2007 (an outcome of the Company’s approach, not an assumption) is approximately 16 to 20 percent, depending on each individual deal’s characteristics. For the inner ABS CDO collateral, the Company combines a security-by-security review with an analysis of the deal structure to understand when and if cash flows to the MBIA-insured tranche will cease. The result of this is that, on average, MBIA has projected that 55 to 100 percent of the inner ABS CDO collateral will default with severities of 75 to 100 percent over a short timeframe. Most of this collateral is paying cash today, and MBIA expects the payments to continue until the projected event of default. MBIA also used third-party advisors, who supplemented MBIA’s analysis by conducting a loan-level modeling approach that utilized home price appreciation (HPA) expectations (based on moodyseconomy.com assumptions) and borrower default probability assessments segmented by geography, loan product and combined loan to value (“CLTV”). The resulting analysis provided additional data points to support MBIA’s ultimate impairment decisions. The Company considers its assumptions conservative enough that it does not expect material additions to impairments unless direct RMBS collateral performance becomes significantly worse than MBIA expects.

The following table provides an approximation of the potential sensitivity of MBIA’s CDO impairment (multi-sector CDO squared and other multi-sector CDOs) assuming MBIA increases its roll to loss assumptions by 25 percent, discounts future excess spread benefits and, for the multi-sector CDO squared deals, defaults the majority of the remaining ABS CDO collateral:

$ in millions	Current Impairment Case	Stress Case
Subprime cumulative net loss	16-20%	18-22%
Total pre-tax CDO impairment	$1,027	$1,996

MBIA expects that the reserves it is taking in the first quarter of 2008 will adequately address potential losses in its direct housing-related exposures. The Company incurred $510 million of pre-tax case reserves in the first quarter for transactions in its prime second mortgage portfolio. In the fourth quarter of 2007, the Company took $614 million of pre-tax reserves against policies in this portfolio. In the fourth quarter, the Company had sufficient performance data on the home equity line of credit securitizations (HELOCs) to assess case reserves, given their 2005 to 2006 vintages. The Company also advised that it expected losses in the closed-end second mortgage part of the portfolio, but due to their more recent vintage, it did not have sufficient performance data to assess case reserves. Based on the additional performance data on the closed-end second mortgages that the Company received in the first quarter, MBIA established $510 million in additional pre-tax case reserves.

The unallocated reserve stands at $213 million after these actions, which MBIA believes is adequate to provide for potential losses in the non-RMBS portfolio. MBIA also believes that the total $1.1 billion in reserves established for RMBS losses is adequate, and, as with its multi-sector CDOs, the Company does not anticipate additional material increases to reserves in the absence of a significant decline in the market beyond its stress assumptions. The Company’s analysis assesses loan level and issuer specific data to derive roll to loss rates for the 30-, 60- and 90-day delinquency categories in cooperation with a 100% loss severity to derive a conditional default rate (CDR). To provide some color on the estimates, MBIA assumed that 45 percent of the 30-day delinquent loans, 60 percent of the 60-day, and 100 percent of the 90-day buckets rolled to default. The Company then took the greater of that derived CDR or the deal’s actual 3-month average CDR and maintains that stress level for an additional 12 months. At the end of the total elevated CDR period of 18 months the Company employed a “burnout,” which means that it begins to reduce that CDR over the next 12 months by 50 to 100 percent to return the deal to a normalized performance position to maturity. MBIA assumes the elevated static CDR and 100 percent loss severity on all defaults to estimate default probabilities in a declining home price environment. The losses on individual loans are entered into a model of deal performance that considers over-collateralization and the amount of excess spread that is expected to be generated. The results of the analysis indicate that cumulative net losses to the collateral pools that support MBIA’s second lien deals could range from 15 to 35 percent with certain outliers experiencing losses as high as 40 to 60 percent. When considering deal structures, loss timing and excess spread, the resulting loss reserves total about 10 percent of net par insured for impaired second lien deals.

From a cash perspective, MBIA generally makes payments on these deals when the aggregate outstanding par amount of the mortgages in the collateral pool falls below the par amount of the outstanding securities (parity payments). Through March 31, MBIA paid a total of $152 million, including $44 million in the fourth quarter 2007 and $108 million in the first quarter 2008. The total reserve of $1.1 billion is expected to be paid out over the next two to four years.

MBIA’s RMBS reserves take reinsurance into account, but the Company has not reflected any potential recoveries as salvage or subrogation from originators of the RMBS transactions. The Company, along with a team of experts and counsel, is evaluating potential recoveries and intends to pursue them aggressively. Such recoveries may be substantial. Once the Company has concluded its evaluation, including assessing the likelihood of success, it may establish salvage and subrogation reserves to offset the related case basis reserves.

The key driver of this analysis is the length of time during which the stressed roll rates and conditional default rates remain in effect. MBIA is assuming that the stress levels will continue through mid-year 2009, with improvement thereafter. If the housing downturn remains at the current level until the end of 2009 and the burnout period extended by six months, MBIA’s second lien associated losses would increase by approximately $600 million.

Capitalization and Liquidity

MBIA’s $2.6 billion capital raise and credit for its plans to further strengthen its capital position provided enough of a cushion to the rating agencies’ stated requirements in December that the Company has continued to meet Triple-A requirements. MBIA’s position provides a cushion to Moody’s minimum Triple-A capitalization level, but is below their target level. Currently, MBIA believes that its shortfall to Moody’s target capital ratio is approximately $1.3 billion, after the first quarter’s reduction in capital requirements of roughly $400 million from a combination of amortization and retirements in the portfolio and upgrades of a handful of credits. MBIA believes that its cushion to S&P’s Triple-A requirement increased during the quarter to approximately $900 million as a result of amortization, elimination of the shareholder dividend and new business volume which was lower than plan. In order to further strengthen its capital position, MBIA is pursuing the following:

  Writing new business that is capital neutral or accretive
  Monitoring and measuring portfolio runoff and terminations
  Pursuing additional reinsurance

The Company believes that a combination of these steps will bring its capitalization level in line with Moody’s target ratio over the next two quarters. In addition, over time, the spread between expected and worst-case housing market performance will converge. The rating agencies have appropriately treated the current housing crisis outside of their normal models since the situation represents a discrete stress loss assessment, with a transaction level review of each insured RMBS and multi-sector CDO exposure. In effect, the current scenario may well be the definition of “worst case.” If MBIA’s current expected outcome is correct, there will be a substantial reduction in required capital.

The Company does not include issuance of new common equity capital as part of its current capital plan, because it expects to meet and exceed all Triple-A requirements without further issuance of common equity. While MBIA will continue to make decisions based on sound economics, it does not foresee any reasonable scenario that would require more than the $1.65 billion common equity raised in the first quarter of 2008.

The Company’s objective is to substantially exceed all Triple-A targets. With a healthy excess capital position, MBIA expects to have the ability to move to an insurance platform that separates its structured and public finance operations over time, deliver the strongest possible ratings for policyholders and debt investors, and create business opportunities that make the investment case compelling. Management continues to believe that high credit quality serves the interests of both shareholders and policyholders.

The Company plans for and measures liquidity at three levels: the insurance company, the asset/liability business, and the holding company. MBIA Insurance Corporation maintains a $12.1 billion fixed-income investment portfolio of assets that are average Double-A quality bonds, with no CDOs and little RMBS exposures. Some investors and observers have asked if the Company has to immediately pay out in cash any reserves or recognized impairments, in full. The answer is no. MBIA pays out these losses over the life of the actual policy (in many cases as long as 40 years). MBIA’s business model is built around meeting claims payments in the ordinary course from operating sources. In 2007 the 12-months operating cash flow of MBIA Insurance Corporation and its subsidiaries was $977 million. The annual cash payments the Company expects to make on RMBS/multi-sector CDO squared and high grade and mezzanine multi-sector CDOs will peak in 2008 or 2009 at approximately $550 million. The Company believes it will meet all obligations to policyholders while continuing to grow the investment portfolio. For the first quarter of 2008, operating cash flow of MBIA Insurance Corporation was $304 million, and $108 million in loss payments in the quarter were more than offset by a one-time tax refund of $178 million.

MBIA’s asset/liability management (“ALM”) business is managed to handle today’s severe credit market conditions. The asset portfolio remains of very high quality despite the current “credit crunch.” Average quality remains Double-A with less than 0.5 percent of the assets rated below investment grade, though there are several instances where the Company projects asset impairment and has written down assets to current fair value under GAAP accounting rules. However, the Company’s assessment of expected principal recovery on these securities is higher than current fair value, and the asset/liability business has sufficient capital to absorb potential credit losses. The ALM business continues to finance itself economically in the current market (approximately $700 million raised in the first quarter) and has increased its cash holdings to be conservative. It continues to have more than enough liquidity under stressed market conditions to meet its obligations, even if it was unable to raise new funding. Furthermore, the asset portfolio of the ALM business is available to be sold or pledged as collateral against borrowings should unexpected cash needs arise. And, while some of the liabilities of the business may require collateralization if MBIA Insurance Corporation were to be downgraded, the business has more than adequate unencumbered assets to meet those obligations.

Finally, as a result of the elimination of the shareholder dividend in February, the total of annual interest and other expenses at the holding company level is only about $115 million, while cash and short-term assets are $1.4 billion, which includes the proceeds of the $1.1 billion equity offering completed in February. After consultation with the New York State Insurance Department, MBIA Inc. has decided to contribute $900 million of the proceeds of the offering to its insurance subsidiaries in the next 10 to 30 days. This contribution is consistent with our previously announced capital strengthening plan and is intended to support MBIA Insurance Corporation’s Triple-A ratings and existing and future policyholders. After such contribution, MBIA Inc. will have sufficient cash and short-term assets to cover its projected annual cash needs for more than four years, even without any dividends from MBIA Insurance Corporation.

The Company maintains a revolving credit line with a group of highly rated banks, which it does not consider in its liquidity planning. MBIA is in compliance with all covenants of this facility.

Ratings

MBIA’s ratings were affirmed by S&P on February 25 and by Moody’s on February 26. At that time, both rating agencies indicated that they believed they would be able to provide the market some stability from that point and MBIA believes that its ratings and outlook will not change unless there is a significant and unexpected decline or improvement in the housing market. MBIA believes its additions to reserves and impairments are generally consistent with rating agencies’ expectations and well within their worst-case forecasts.

New Business Generation

For the first quarter of 2008, Adjusted Direct Premium (“ADP”) (a non-GAAP measure) declined 84 percent to $43.5 million from $272.9 million in 2007. Approximately $23.5 million of the ADP represented transactions that were in the pipeline prior to the start of the first quarter, and almost all of that came from one structured finance transaction. Twenty million dollars of the ADP represents deals that were priced and closed after MBIA’s ratings were affirmed.

MBIA issued insurance policies in both the new issue and secondary public finance markets during the first quarter: a total of $1.7 billion of net par and $21.9 million of ADP, compared with $12.8 billion of net par and $124.7 million of ADP for the same period of 2007. As the quarter progressed, the number of transactions closed increased steadily, and this trend has continued into the second quarter. Since the end of the first quarter, MBIA closed 137 deals compared with 171 transactions closed from January through March 2008.

Once MBIA’s ratings were affirmed, market demand for and acceptance of its guarantee grew, and the Company has guaranteed 43 deals in the primary market, ranging from a Texas toll road for $374 million, a Florida lottery deal and two other $100 million par transactions, to a $4 million deal for the Rye Neck Fire Department in Westchester County, New York. Ten deals were rated Double-A or higher by at least one rating agency. There is ongoing substantial demand for stable Triple-A rated financial guarantees in the public finance market as demonstrated by the volume of business that is being written by MBIA’s monoline competitors with stable Triple-A ratings. MBIA believes that when it regains stable Triple-A ratings, the demand for its financial guarantees likewise will increase substantially.

In addition to new business, MBIA also worked with over 100 issuers to address the increased cost of short-term funding resulting from liquidity and credit stress in the auction-rate market by converting their auction-rate securities into fixed or variable-rate bonds with MBIA insurance. Year to date, 17 deals with over $2.0 billion in par were restructured to fixed-rate, where the value of the MBIA insurance is clear and is locked in from day one. In addition, there are currently over 70 deals in process or completed that are being restructured into fixed or variable-rate form.

In February 2008, MBIA announced a six-month moratorium on writing new structured finance business while the Company considers lessons to be learned from its existing portfolio and the credit crisis and evaluates its options for reentering the structured finance market. The Company completed two structured finance transactions that had been in the pipeline, with $21.6 million of ADP.

Asset Management

In the Investment Management Services segment, MBIA recorded $40 million of pre-tax operating income, compared with $25 million in last year’s first quarter. In the asset/liability management business, investment income was boosted by $14 million from the opportunistic repurchase of medium-term notes.

The ALM business also had other-than-temporary impairments during the first quarter, primarily on structured finance securities. These impaired securities were written down to their fair values, and the reduction in carrying value amounted to $223.6 million, although the Company currently expects to ultimately recover more than the current fair value. The impairments contributed to a net realized loss of $185.9 million in the Investment Management Services segment, after realizing capital gains of $37.7 million on securities sales. The loss of fair value represents only 8/10ths of 1 percent of the carrying value of the ALM business’ assets, and the impact on liquidity of the segment is insignificant.

The asset/liability business continued to have access to funding markets, issuing approximately $700 million in insured investment agreements during the quarter at attractive levels. The combination of cash generated from assets, existing cash and short-term securities, and the tight match of assets and liabilities give the business a strong liquidity position.

The advisory business continued to grow its assets under management, from $33 billion at year-end 2007 to $36 billion at March 31, 2008, adding five new accounts and almost $1 billion in its pool and separate account businesses. Management is optimistic about continued growth in this area given its strong track record.

Average assets under management for the first quarter of 2008, including conduit assets of $3.9 billion, was $64.6 billion, down 1 percent from $65.4 billion for first quarter of 2007. Year over year growth in the asset/liability products segment from increased volume of investment agreements and medium-term notes, and increased balances managed in the municipal investment pool and customized asset management business in the advisory services segment, was offset by the wind-down of the Hudson-Thames structured investment vehicle and lower balances in the East-Fleet program.

Unrealized Loss on Insured Derivatives (“Mark-to-Market”)

Most of MBIA’s insured credit derivatives portfolio of $137 billion is subject to fair value accounting under SFAS 133 (Accounting for Derivative Instruments and Hedging Activities). All of the Company’s other financial guarantees are accounted for under SFAS 60 (Accounting and Reporting by Insurance Enterprises). This leads to very different accounting treatment for contracts that are functionally and economically quite similar. Further, while fair value accounting is appropriate for tradable, liquid instruments, MBIA’s insured credit derivatives are generally not actively traded on any market and do not have directly observable market prices. The Company’s contracts are unconditional and irrevocable, and cannot be transferred to most other capital market participants as they are not licensed to write insurance contracts. Historically, there has not been a market for the transfer of such highly structured insured credit derivative contracts.

As a result, MBIA believes that there are no relevant third party “exit value” market observations for its insured credit derivative contracts. In the absence of a principal market, MBIA values these insured credit derivatives in a hypothetical market where the market participants include other monoline financial guarantee insurers. Since there are no active market transactions in the Company’s exposures, it generally uses vendor-developed and proprietary models to estimate the fair values, but such estimated fair values cannot be verified and other reasonable approaches could arrive at vastly different values. MBIA’s insured credit default swaps valuation model simulates what a bond insurer would charge to guarantee the transactions on the measurement date, based on the market-implied default risk of the underlying collateral, its diversity and the degree of subordination in the transaction.

The Company’s forecasts of impairments reflect very specific information and analysis of every insured credit. The marks-to-market reflect an external sentiment about the overall direction of credit risk. As credits have deteriorated and the Company has recognized actual impairments, the market has forecasted larger and larger losses – just as when credit conditions were benign, the market forecasted an ongoing low-default, low-volatility environment.

In the first quarter of 2008, MBIA recorded a $3.6 billion pre-tax net unrealized loss ($2.3 billion after tax or $12.59 per share) on insured credit derivatives. The chart below summarizes the mark by its sources.

		Recovery	Erosion of	Rating	SFAS 157/MBIA
$ billions	Spread	Rate	Subord.	Migration	Credit Adj	Other	Total

Multi-sector CDO squared	(0.5)	(0.2)	(0.0)	(0.4)	0.5	0.2	(0.4)
Multi-sector*	(1.4)	(0.7)	(0.4)	(0.0)	1.3	(0.1)	(1.3)
CMBS/CRE	(1.7)	0.0	0.0	0.1	1.1	(0.2)	(0.7)
Corp/other	(1.8)	0.0	(0.1)	0.0	0.7	0.0	(1.2)
	(5.4)	(0.9)	(0.5)	(0.3)	3.6	(0.1)	(3.6)

* Multi-sector CDOs excluding multi-sector CDO squared

The impact of widening spreads is the most significant component of the mark-to-market. This reflects the extreme illiquidity of today’s market and technical factors having relatively little to do with underlying credit fundamentals. For example, MBIA’s multi-sector CDO portfolio shows actual credit degradation in the quarter. Assumed recovery rates fell and actual losses eroded the Company’s subordination protection, causing a loss of $1.1 billion before the non-performance adjustment as required by SFAS 157. Spread widening added another $1.4 billion of loss before the SFAS 157 adjustment. The situation is even more extreme in the CMBS and CRE portfolios, where no deals are impaired, no deals have been downgraded below Triple-A, and actual losses in the commercial mortgage industry are at historical low levels. Yet spreads widened sufficiently to cause a mark-to-market loss of $1.7 billion. In this case, the Company has modified the data input to its model from the CMBX index to a composite spread that combines fundamental analysts’ views of cumulative loss estimates and the CMBX’s implied illiquidity premium. The illiquidity premium drives most of the spread. The total impact of spreads increased the mark-to-market for the quarter by $5.4 billion. Changes in spread have been highly volatile. In the fourth quarter, spreads contributed $2.1 billion to the mark.

The second most significant factor affecting the mark to market results from the adoption of SFAS 157 in the first quarter. SFAS 157 requires the Company to adjust the values of contingent liabilities for the market’s perception of the non-performance risk of the Company by applying a discount at LIBOR plus MBIA CDS spreads at March 31, 2008. As shown above, this adjustment results in a cumulative change in fair value of $3.6 billion. This amount will be recalculated each quarter, and will result in substantial volatility in the mark-to-market. Paradoxically, when the market perception of MBIA’s credit quality returns to a more normal level, the Company would record large unrealized mark-to-market losses, all other things being equal, due to the SFAS 157 convention.

As the Company has often stated, the mark-to-market, which is a GAAP concept, is a less reliable measure of credit performance of our insured portfolio, while impairments are a more reliable measure. In the first quarter, the Company identified $827 million of impairments, while in the fourth quarter of 2007 the mark-to-market included impairments of $200 million. The impairments are due to the erosion of subordination and ratings migration. The total impairment for the multi-sector book (including multi-sector CDO squareds) was $1.0 billion. Even here, the market appears to overstate potential credit degradation. While it is conceivable that worst case losses may be greater than $1.0 billion, market conditions would have to worsen substantially from MBIA’s expectations for this to happen. The chart below, which contrasts actual impairment with the mark-to-market unrealized loss indicated on MBIA’s balance sheet, indicates that mark-to-market may have correctly identified the direction of losses on the multi-sector CDO portfolio, but substantially overestimated the amount.

	Type	Impairment Q4 '07	Impairment Q1 '08	Impairment Total	Net B/S Mark**	Impairment/ B/S Mark
$ Millions
CDO 1	Multi-Sector CDO	0	193	193	425	45%
CDO 2	Multi-Sector CDO	0	171	171	502	34%
CDO 3	MS* CDO squared	110	140	250	320	78%
CDO 4	Multi-Sector CDO	0	113	113	484	23%
CDO 5	MS* CDO squared	70	78	148	279	53%
CDO 6	Multi-Sector CDO	0	60	60	60	100%
CDO 7	Multi-Sector CDO	0	37	37	257	14%
CDO 8	Multi-Sector CDO	0	21	21	193	11%
CDO 9	MS* CDO squared	20	14	34	205	17%
Total		200	827	1,027	2,725	38%
*Multi-sector
** Before effect of SFAS157

The pre-tax net unrealized loss of $3.6 billion on insured credit derivatives includes a fair value adjustment to reflect the nonperformance risk of Channel Re, an affiliated reinsurer 17 percent owned by the Company, on ceded credit derivative contracts. Channel Re continues to be highly rated by S&P and Moody’s, and the Company expects Channel Re to be able to pay all reinsurance claims on ceded credit default swap contracts. The adjustment related to Channel Re is for the unrealized fair value, and the Company expects the actual cash losses to be a small fraction of the mark-to-market adjustment.

Book Value

Historically, MBIA’s stock has traded at a premium to Book Value and close to Adjusted Book Value most of the time. The Company believes that these measures continue to be useful benchmarks for value, but they must be adjusted to remove the uneconomic effects of the mark-to-market of insured derivatives and to consider the real effects of impairments of insured credit derivatives as shown below:

($ millions)
Reported Book Value at March 1, 2008	$2,060
Plus: Cumulative Unrealized Loss on
Insured Credit Derivatives, after tax	$4,336
Less: Cumulative Impaired Insurance
Credit Derivatives, after tax	$(668)
*Analytic Book Value	$5,728

Plus: Net Deferred Premium Revenue, after tax	$1,505
Plus: PV of Installment Premiums, after tax	$1,708
Plus: Asset/Liability Products Adjustment	$1,463
Less: Loss Provision	$(420)
*Analytic Adjusted Book Value	$9,984

*Analytic Book Value per share	$24.18
*Analytic Adjusted Book Value per share	$42.15

*A non-GAAP measure

The current level of MBIA’s stock price suggests that the market is assuming that MBIA will incur a total of $11.7 billion in pre-tax housing-related losses, or an additional $9.6 billion in losses, on top of the $2.15 billion recognized to date. As these implied losses are on a net present value basis, it would actually suggest that the market’s estimate of additional losses in MBIA’s portfolio materially exceeds even the $9.6 billion number.

In the current environment, two things have distorted fair valuations: the mark-to-market on insured credit derivatives and projected actual cash losses on housing-related exposures. MBIA’s current share price level conflates the two. The above analysis corrects for the “fair value” anomaly. Investors can then use their own judgment about loss reserves and impairments, using the sensitivity analysis presented to create “what if” scenarios around these numbers.

Deferred Tax Asset

As of quarter end, MBIA carried a deferred tax asset of $2.9 billion on its balance sheet. The deferred tax asset is primarily the result of cumulative mark-to-market losses of $6.9 billion. In establishing the deferred tax asset, the Company determined that based upon its expectations for taxable income in future periods, that it is more likely than not that the full amount of the asset will be realized and consequently did not establish any valuation allowance against the asset. The Company performed a taxable income projection in a hypothetical extraordinary loss/impairment scenario in which the cumulative mark-to-market loss of $6.9 billion became completely impaired. Based on such analysis, the Company concluded that the combination of future premium earnings, taxable investment income (excluding capital gains), less expected operating expenses and interest expenses will be sufficient to realize the full value of the deferred tax asset, even in the absence of new business.

Conference Call

MBIA will host an interactive webcast and conference call for investors today, Monday, May 12 at 2 p.m. (EDT) to discuss its first quarter 2008 financial results and other matters relating to the Company. The dial-in number for the call is (877) 694-4769 in the U.S. and (973) 582-2849 from outside the U.S. The conference call code is 42610755. A live webcast of the conference call will also be accessible on www.mbia.com.

The webcast and conference call will consist of approximately one hour of prepared remarks followed by an open question and answer session. Questions for the event may be submitted in advance to ConferenceCallQuestions@mbia.com. Participants may also submit questions during the event by sending an e-mail to the above address.

A replay of the call will be available approximately two hours after the completion of the call on May 12 until 5:00 p.m. on June 2 by dialing (800) 642-1687 in the U.S. or (706) 645-9291 from outside the U.S. The replay call code is also 42610755. In addition, a recording of the call will be available on MBIA's Web site approximately two hours after the completion of the call.

Forward-Looking Statements

This release contains statements about future results that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA's control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has financial strength ratings of Triple-A with a negative outlook from Standard & Poor's Ratings Services and Triple-A with a negative outlook from Moody's Investors Service. Please visit MBIA's Web site at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures typically used in the Company’s press releases, which serve to supplement GAAP information, are meaningful to investors.

Operating Income (Loss): The Company believes operating income (loss) and operating income (loss) per share are useful measurements of performance because they measure income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value (with the exception of credit impairments on insured derivatives) and foreign exchange and other non-operating items. Operating income (loss) and operating income (loss) per share are also provided to assist research analysts and investors who use this information in their analysis of the Company.

Adjusted Direct Premiums (“ADP”): The Company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since it represents the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.

Operating Return on Equity (“ROE”): The Company believes operating return on equity is a useful measurement of performance because it measures return on equity based upon income from operations and shareholders’ equity, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value (with the exception of credit impairments on insured derivatives) and foreign exchange, unrealized gains and losses, and non-recurring items. Operating return on equity is also provided to assist research analysts and investors who use this information in their analysis of the Company.

Adjusted Book Value (“ABV”): The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the Company. Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company's part, ABV provides an indication of the Company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.

Analytic Book Value (“Analytic BV”), Adjusted Analytic Book Value (“Adjusted Analytic BV”): The Company believes Analytic BV and Adjusted Analytic BV are useful measurements of performance because they remove the uneconomic effects of the mark-to-market of insured derivatives but include any estimated impairments. After excluding estimated impairments, the Company believes mark-to-market losses are not predictive of future claims and, in the absence of further credit impairment, the cumulative marks should reverse over the remaining life of the insured credit derivatives. Analytic BV per share and Adjusted Analytic BV per share are also provided to assist research analysts and investors who use this information in their analysis of the Company.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2008	December 31, 2007

Assets

Investments:
Fixed-Maturity Securities Held as Available- for-Sale, at Fair Value
(Amortized Cost $29,873,383 and $30,199,471) (Includes Hybrid Financial Instruments at Fair Value $346,477 and $596,537)	$28,407,120	$29,589,098
Investments Held-To-Maturity, at Amortized Cost
(Fair Value $4,514,780 and $5,036,465)	4,544,549	5,053,987
Investments Pledged as Collateral, at Fair Value
(Amortized Cost $1,145,845 and $1,243,245) (2008 Includes Hybrid Financial Instruments at Fair Value $9,490)	1,085,245	1,227,153
Short-Term Investments, at Amortized Cost	7,082,189	5,464,708
Other Investments	664,749	730,711
Total Investments	41,783,852	42,065,657

Cash and Cash Equivalents	290,287	263,732
Accrued Investment Income	576,207	590,060
Deferred Acquisition Costs	442,012	472,516
Prepaid Reinsurance Premiums	312,142	318,740
Reinsurance Recoverable on Unpaid Losses	107,783	82,041
Goodwill	79,406	79,406
Property and Equipment (Net of Accumulated Depreciation)	103,007	104,036
Receivable for Investments Sold	449,364	111,130
Derivative Assets	2,323,098	1,722,696
Current Income Taxes	-	142,763
Deferred Income Taxes, Net	2,873,131	1,173,658
Other Assets	346,436	288,639
Total Assets	$49,686,725	$47,415,074

Liabilities and Shareholders' Equity

Liabilities:
Deferred Premium Revenue	$3,045,903	$3,107,833
Loss and Loss Adjustment Expense Reserves	1,542,378	1,346,423
Investment Agreements	15,998,310	16,107,909
Commercial Paper	362,478	850,315
Medium-Term Notes (Includes Hybrid Financial Instruments at Fair Value $354,097 and $399,061)	11,353,744	12,830,777
Variable Interest Entity Floating Rate Notes	1,353,045	1,355,792
Securities Sold Under Agreements to Repurchase	1,019,155	1,163,899
Short-Term Debt	7,158	13,383
Long-Term Debt	2,247,140	1,225,280
Current Income Taxes	33,583	-
Deferred Fee Revenue	15,115	15,059
Payable for Investments Purchased	504,916	41,359
Derivative Liabilities	9,134,441	5,037,112
Other Liabilities	1,009,185	664,128
Total Liabilities	47,626,551	43,759,269

Shareholders' Equity:
Common Stock	271,755	160,245
Additional Paid-in Capital	3,082,349	1,649,511
Retained Earnings	1,895,148	4,301,880
Accumulated Other Comprehensive Loss	(1,224,136)	(490,829)
Treasury Stock	(1,964,942)	(1,965,002)
Total Shareholders' Equity	2,060,174	3,655,805

Total Liabilities and Shareholders' Equity	$49,686,725	$47,415,074

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(dollars in thousands)

	Three Months Ended March 31, 2008
	Insurance	Investment Management Services	Corporate	Subtotal	Eliminations (1)	Derivative Reclassification (2)	Consolidated

Gross Premiums Written	$166,071	$-	$-	$166,071	$(9,932)	$(41,428)	$114,711
Ceded Premiums	(27,018)	-	-	(27,018)	1,304	8,264	(17,450)
Net Premiums Written	139,053	-	-	139,053	(8,628)	(33,164)	97,261
Revenues:
Premiums Earned	197,410	-	-	197,410	(8,628)	(33,467)	155,315
Net Investment Income	152,633	355,737	7,157	515,527	5,413	(6,036)	514,904
Fees and Reimbursements	107	11,011	-	11,118	(3,374)	(291)	7,453
Realized Gains and Other Settlements on Insured Derivatives	-	-	-	-	-	33,758	33,758
Unrealized Losses on Insured Derivatives	(3,577,103)	-	-	(3,577,103)	-	-	(3,577,103)
Net Change in Fair Value of Insured Derivatives	(3,577,103)	-	-	(3,577,103)	-	33,758	(3,543,345)
Net Realized Gains (Losses)	19,352	(185,873)	(641)	(167,162)	-	153	(167,009)
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	59,771	54,001	(43,181)	70,591	-	5,971	76,562
Insurance Recoveries	-	-	-	-	-	-	-

Total Revenues	(3,147,830)	234,876	(36,665)	(2,949,619)	(6,589)	88	(2,956,120)

Expenses:
Losses and Loss Adjustment	287,608	-	-	287,608	-	-	287,608
Amortization of Deferred Acquisition Costs	15,552	-	-	15,552	-	-	15,552
Operating	46,269	16,557	7,176	70,002	(6,515)	-	63,487
Interest Expense	46,747	310,175	20,134	377,056	(74)	88	377,070

Total Expenses	396,176	326,732	27,310	750,218	(6,589)	88	743,717
Loss before Income Taxes	$(3,544,006)	$(91,856)	$(63,975)	$(3,699,837)	$-	$-	(3,699,837)

Benefit for Income Taxes							(1,293,105)

Net Loss							$(2,406,732)

	Three Months Ended March 31, 2007
	Insurance	Investment Management Services	Corporate	Subtotal	Eliminations (1)	Derivative Reclassification (2)	Consolidated

Gross Premiums Written	$223,263	$-	$-	$223,263	$(8,931)	$(26,158)	$188,174
Ceded Premiums	(23,078)	-	-	(23,078)	1,709	4,497	(16,872)
Net Premiums Written	200,185	-	-	200,185	(7,222)	(21,661)	171,302
Revenues:
Premiums Earned	214,426	-	-	214,426	(7,222)	(21,013)	186,191
Net Investment Income	142,178	351,469	5,990	499,637	4,748	6,564	510,949
Fees and Reimbursements	10,168	13,126	-	23,294	(3,098)	(139)	20,057
Realized Gains and Other Settlements on Insured Derivatives	-	-	-	-	-	21,152	21,152
Unrealized Losses on Insured Derivatives	(1,792)	-	-	(1,792)	-	-	(1,792)
Net Change in Fair Value of Insured Derivatives	(1,792)	-	-	(1,792)	-	21,152	19,360
Net Realized Gains	992	10,121	942	12,055	-	1,847	13,902
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	3,639	(18,029)	137	(14,253)	-	(9,664)	(23,917)
Insurance Recoveries	-	-	3,400	3,400	-	-	3,400

Total Revenues	369,611	356,687	10,469	736,767	(5,572)	(1,253)	729,942

Expenses:
Losses and Loss Adjustment	20,484	-	-	20,484	-	-	20,484
Amortization of Deferred Acquisition Costs	16,629	-	-	16,629	-	-	16,629
Operating	32,569	25,179	8,455	66,203	(5,492)	-	60,711
Interest Expense	21,736	314,495	20,179	356,410	(80)	(1,253)	355,077

Total Expenses	91,418	339,674	28,634	459,726	(5,572)	(1,253)	452,901
Income (Loss) before Income Taxes	$278,193	$17,013	$(18,165)	$277,041	$-	$-	277,041

Provision for Income Taxes							78,430

Net Income							$198,611

(1) Eliminations include:
(a) Elimination of intercompany premium income and expense.
(b) Elimination of intercompany asset management fees and expenses.
(c) Elimination of intercompany interest income and expense pertaining to intercompany receivables and payables.
(2) Reclassification of derivative revenue and expense.

MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written (1)
(dollars in millions)

	Three Months Ended
	March 31
	2008	2007

Adjusted Direct Premiums (2)	$43.5	$272.9

Adjusted Assumed Premiums	0.0	0.0

Adjusted Gross Premiums	43.5	272.9

Present Value of Estimated Future Installment Premiums (3)	(19.9)	(181.3)

Gross Upfront Premiums Written	23.6	91.6

Gross Installment Premiums Written	142.5	131.7

Gross Premiums Written	$166.1	$223.3

(1) Amounts consist of financial guarantee premiums and insured derivative premiums.
(2) A non-GAAP measure.
(3) At March 31, 2008 and March 31, 2007 the discount rate was 4.98% and 5.10%, respectively.

	Three Months Ended
	March 31
Net Income (Loss) per Common Share:	2008	2007
Basic	($13.03)	$1.50
Diluted	($13.03)	$1.46

Weighted-Average Number of Common Shares Outstanding:

Basic	184,708,960	131,972,954
Diluted	184,708,960	136,090,503

Components of Net Income (Loss) per Diluted Share(1)

Net Income (Loss)	($13.03)	$1.46
Unrealized Losses on Insured Derivatives (2)	(9.68)	(0.01)
Net Realized Gains (Losses)	(0.59)	0.07
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange (3)	0.25	(0.07)
Operating Income (Loss) (4)	($3.01)	$1.48

(1) May not add due to rounding.
(2) Excludes $827.0 million of pre-tax estimated credit impairments related to insured credit derivatives in 2008.
(3) Excludes $6.1 million of pre-tax income in 2008 and $7.8 million of pre-tax expense in 2007 related to economic hedges.
(4) A non-GAAP measure.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share

	March 31, 2008		December 31, 2007

Book Value		$8.70		$29.16
After-tax Value of:
Deferred Premium Revenue (1)	8.44		16.27
Prepaid Reinsurance Premiums (1)	(0.87)		(1.69)
Deferred Acquisition Costs	(1.21)		(2.45)
Net Deferred Premium Revenue		6.36		12.13
Present Value of Installment Premiums (1) (2)		7.21		13.68
Asset/Liability Products Adjustment		6.18		8.78
Loss Provision (3)		(1.78)		(3.39)
Adjusted Book Value (4)		$26.67		$60.36

(1) Amounts consist of financial guarantee premiums and insured derivative premiums.
(2) At March 31, 2008 and December 31, 2007 the discount rate was 4.98% and 5.06%, respectively.

(3) The loss provision is calculated by applying 12% to the following items on an after-tax basis: (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.

(4) A non-GAAP measure.

CONSOLIDATED INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

		March 31, 2008		December 31, 2007

Capital and Surplus		$3,957.1		$3,663.1
Contingency Reserve		2,786.8		2,718.9

Capital Base		6,743.9		6,382.0

Unearned Premium Reserve		3,759.1		3,762.8
Present Value of Installment Premiums (1)		2,627.8		2,638.6

Premium Resources (2)		6,386.9		6,401.4

Loss and Loss Adjustment Expense Reserves		2,148.0		926.1
Soft Capital Credit Facilities		850.0		850.0

Total Claims-paying Resources		$16,128.8		$14,559.5

Net Debt Service Outstanding		$1,005,144.5		$1,021,925.2

Capital Ratio (3)		149:1		160:1

Claims-paying Ratio (4)		72:1		83:1

(1) At March 31, 2008 and December 31, 2007 the discount rate was 4.98% and 5.06%, respectively.
(2) Amounts consist of financial guarantee premiums and insured derivative premiums.
(3) Net debt service outstanding divided by the capital base.

(4) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.

CONTACT:
MBIA, Media:
Willard Hill, +1-914-765-3860
or
MBIA, Media:
Elizabeth James, +1-914-765-3889
or
MBIA, Investor Relations:
Greg Diamond, +1-914-765-3190
or
APCO Worldwide, Media:
Jim McCarthy, +1-202-333-8810